NEWS RELEASE

November 7, 2019

NCR Announces Third Quarter 2019 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2019. Third quarter and other recent highlights include:

•	Revenue of $1.78 billion, up 15% as reported and up 17% constant currency

•	Banking revenue up 18% as reported

•	Net income from continuing operations of $105 million; Adjusted EBITDA of $278 million

•	GAAP diluted EPS of $0.21; Non-GAAP diluted EPS of $0.73

•	Simplified capital structure with debt refinancing and retirement of Blackstone preferred shares

•	2019 revenue guidance raised; EPS and cash flow guidance reaffirmed

“The third quarter marked a continuation of our improved execution and we are increasing our revenue outlook for the full year,” said Michael Hayford, President and Chief Executive Officer. “Our results were driven by diversified revenue growth, including double digit gains across all of our business segments. During the quarter, we further advanced our strategic growth platforms and the initial customer reaction to our subscription offerings has been positive. At the same time, we took multiple strategic steps to simplify our capital structure and increase our financial flexibility. We entered the fourth quarter with momentum across our business and a clear commitment to executing our recurring revenue strategy and driving accelerated growth.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

Third Quarter 2019 Operating Results

Revenue
Third quarter revenue of $1,783 million was up 15% year-over-year. Foreign currency fluctuations had an unfavorable impact on the revenue comparison of 2%. The following table shows revenue for the third quarter:

$ in millions	Q3 2019	Q3 2018	% Change	% Change Constant Currency
Banking	$942	$795	18%	21%
Retail	539	483	12%	13%
Hospitality	216	193	12%	13%
Other	86	79	9%	10%
Total Revenue	$1,783	$1,550	15%	17%

Software	$512	$480	7%	7%
Services	640	616	4%	6%
Hardware	631	454	39%	42%
ATM	368	237	55%	60%
SCO/POS	263	217	21%	22%
Total Revenue	$1,783	$1,550	15%	17%

Banking revenue increased 18% due to 55% growth in ATM hardware revenue driven by higher backlog conversion as well as growth in ATM-related software and services revenue. The revenue growth was mainly driven by strength in the Americas and Europe. Foreign currency fluctuations had an unfavorable impact of 3% on the revenue comparison.

Retail revenue increased 12% driven by growth in payments, self-checkout and services revenue. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Hospitality revenue increased 12% driven by higher cloud, payments and point-of-sale revenue. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Gross Margin
Third quarter gross margin of $507 million increased from $410 million in the prior year period. Gross margin rate was 28.4%, up from 26.5%. Third quarter gross margin (non-GAAP) of $513 million increased from $425 million in the prior year period. Gross margin rate (non-GAAP) was 28.8%, up from 27.4%. The increases in gross margin rate were due to growth in all segments primarily driven by improved hardware profitability.

Expenses
Third quarter operating expenses of $335 million increased from $285 million in the prior year period. Third quarter operating expenses (non-GAAP) of $311 million increased from $264 million in the prior year period. The increases in operating expenses were primarily due to higher employee-related and real estate costs.

Operating Income
Third quarter income from operations of $172 million increased from income from operations of $125 million in the prior year period. Third quarter operating income (non-GAAP) of $202 million increased from $161 million in the prior year period.

Other (Expense)
Third quarter other (expense) of $64 million increased from $53 million in the prior year period. Third quarter other (expense) includes a $6 million non-cash charge related to debt refinancing transactions completed in the current quarter. Third quarter other (expense) (non-GAAP) of $58 million increased from $53 million in the prior year period. The increases were due to higher interest expense.

Income Tax Expense (Benefit)
Third quarter income tax expense of $4 million increased from income tax benefit of $15 million in the prior year period. The third quarter effective income tax rate was 4% compared to (21)% in the prior year period. The change in the third quarter income tax was driven by lower discrete benefits in the current year.  The three months ended September 30, 2018 included discrete benefits related to the impact of U.S. tax reform and tax restructuring transactions, whereas, the three months ended September 30, 2019, mainly included the release of a $25 million valuation allowance.

Third quarter income tax expense (non-GAAP) of $34 million increased from $20 million in the prior year period. The third quarter effective income tax rate (non-GAAP) was 24% compared to 19% in the prior year period. The increase in income tax expense (non-GAAP) was primarily due to higher income before taxes in the quarter as well as the impact of the tax restructuring transactions in the prior year.

Net Income from Continuing Operations Attributable to NCR
Third quarter net income from continuing operations attributable to NCR of $105 million increased from net income from continuing operations of $85 million in the prior year period. Third quarter net income from continuing operations attributable to NCR (non-GAAP) of $111 million increased from $86 million in the prior year period.

Cash Flow
Third quarter cash provided by operating activities of $155 million increased from cash provided by operating activities of $68 million in the prior year period. Free cash flow was $57 million in the third quarter of 2019 as compared to free cash use of $22 million in the third quarter of 2018 driven by increased earnings and improvements in working capital.

Restructuring and Transformation Initiatives
Our previously announced transformation and restructuring initiatives continue to progress. We are executing our spend optimization program to drive cost savings through operational efficiencies to generate at least $100 million of savings in 2019. This initiative will create efficiencies in our corporate functions, reduce spend in the non-strategic areas and limit discretionary spending. The benefits generated from the spend optimization program will largely offset higher real estate and people costs incurred in 2019. We incurred a pre-tax charge of $47 million in the first three quarters of 2019 with a cash impact of $36 million. In 2019, for all initiatives, we expect to incur a pre-tax charge of $60 million and a cash impact of $70 million to $80 million.

Full Year 2019 Outlook

We are raising our 2019 revenue guidance and reaffirming our 2019 earnings and cash flow guidance. Our revenue growth is now expected to be approximately 5% to 6% (previous guidance 3% to 4%). Our non-GAAP diluted earnings per share guidance remains $2.75 to $2.85. Non-GAAP diluted earnings per share guidance assumes an effective tax rate of 23% to 24% for 2019 compared to 19% in 2018. Our adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) remains $1.04 billion to $1.08 billion. Additionally, we expect cash flow from operations to be $705 million to $730 million and free cash flow to be $300 million to $350 million.

With respect to our non-GAAP diluted earnings per share and Adjusted EBITDA guidance, we are no longer providing a reconciliation to the respective GAAP measures because we are unable to predict with reasonable certainty the reconciling items that may affect GAAP net income from continuing operations and GAAP earnings per share without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. Refer to the heading "Non-GAAP Financial Measures" for additional information regarding our use of non-GAAP financial measures.

2019 Third Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (ET) to discuss the third quarter 2019 results and guidance for full year 2019. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 6653836.

More information on NCR’s Q3 2019 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail, hospitality, telecom and technology industries. NCR is headquartered in Atlanta, Ga., with 34,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about
NCR’s financial guidance and outlook (including the section entitled “Full Year 2019 Outlook” and the table entitled "Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP))”; execution of NCR's recurring revenue strategy and accelerated growth; NCR’s focus on strategic growth platforms; expected results and impact of its spend optimization program in 2019; NCR’s expected areas of focus to drive growth and create long-term stockholder value; NCR’s expected free cash flow generation and capital allocation strategy; earnings per share; the effective tax rate in 2019; and the expected impact of NCR's previously announced restructuring and transformation activities, including expected pre-tax charges. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand and pricing for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; our ability to generate accurate forecasts of product demand and to engage third-party suppliers appropriately to meet that demand, including the on-boarding of new or additional suppliers; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the impact of our indebtedness and its terms on our financial and operating activities; the transformation of our business model and our ability to sell higher-margin software and services; the possibility of disruptions in or problems with our data center hosting facilities; cybersecurity risks and compliance with data privacy and protection requirements; our ability to successfully introduce new solutions and compete in the information technology industry; our ability to improve execution in our sales and services organizations; defects or errors in our products; manufacturing disruptions, including those caused by or related to outsourced manufacturing; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of our sales; foreign currency fluctuations; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below, except for non-GAAP diluted earnings per share and Adjusted EBITDA guidance as noted under the 'Full Year 2019 Outlook' heading above.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q3 2019	Q3 2018
Gross Margin (GAAP)	$507	$410
Transformation and restructuring costs	1	9
Acquisition-related amortization of intangibles	5	6
Gross Margin (Non-GAAP)	$513	$425

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

	Q3 2019	Q3 2018
Gross Margin Rate (GAAP)	28.4%	26.5%
Transformation and restructuring costs	0.1%	0.5%
Acquisition-related amortization of intangibles	0.3%	0.4%
Gross Margin Rate (Non-GAAP)	28.8%	27.4%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q3 2019	Q3 2018
Operating Expenses (GAAP)	$335	$285
Transformation and restructuring costs	(6)	(7)
Acquisition-related amortization of intangibles	(17)	(14)
Acquisition-related costs	(1)	—
Operating Expenses (Non-GAAP)	$311	$264

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q3 2019	Q3 2018
Income (Loss) from Operations (GAAP)	$172	$125
Transformation and restructuring costs	7	16
Acquisition-related amortization of intangibles	22	20
Acquisition-related costs	1	—
Operating Income (Non-GAAP)	$202	$161

Reconciliation of Other (Expense) (GAAP) to Other (Expense) (non-GAAP)

$ in millions	Q3 2019	Q3 2018
Income (Loss) from Operations (GAAP)	$(64)	$(53)
Debt Refinancing	6	—
Operating Income (Non-GAAP)	$(58)	$(53)

Reconciliation of Income Tax (Benefit) Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q3 2019	Q3 2018
Income Tax (Benefit) Expense (GAAP)	$4	$(15)
Transformation and restructuring costs	2	(8)
Acquisition-related amortization of intangibles	4	5
Acquisition-related costs	(2)	—
Impact of U.S. tax reform	—	38
Debt Refinancing	1	—
Valuation Allowance Release	25	—
Income Tax Expense (Non-GAAP)	$34	$20

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q3 2019	Q3 2018
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$105	$85
Transformation and restructuring costs	5	24
Acquisition-related amortization of intangibles	18	15
Acquisition-related costs	3	—
Impact of U.S. tax reform	—	(38)
Debt Refinancing	5	—
Valuation Allowance Release	(25)	—
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$111	$86

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (non-GAAP)

	Q3 2019 Actual	Q3 2018 Actual
Diluted Earnings Per Share (GAAP) (1)	$0.21	$0.57
Transformation & restructuring costs	0.03	0.16
Goodwill & long-lived asset impairment charges	—	—
Acquisition-related amortization of intangibles	0.12	0.10
Acquisition-related costs	0.02	—
Impact of U.S. tax reform	—	(0.25)
Debt Refinancing	0.03	—
Valuation Allowance Release	(0.17)	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.73	$0.58

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q3 2019 Actual
Net Income from Continuing Operations Attributable to NCR (GAAP)	$105
Transformation and restructuring costs	7
Acquisition-related amortization of intangibles	22
Acquisition-related costs	1
Interest, net	52
Taxes	4
Depreciation & Amortization (excluding acquisition-related amortization of intangibles)	59
Stock Compensation	28
Adjusted EBITDA (Non-GAAP)	$278

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q3 2019 QTD	Q3 2018 QTD	2019 Guidance
Net cash used by operating activities	$155	$68	$705 - $730
Total capital expenditures	(82)	(78)	(350) - (375)
Net cash used in discontinued operations	(16)	(12)	(30)
Free cash flow	$57	$(22)	$300 - $350

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (non-GAAP)

	Three months ended September 30, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (non-GAAP)
Banking	18%	(3)%	21%
Retail	12%	(1)%	13%
Hospitality	12%	(1)%	13%
Other	9%	(1)%	10%
Total Revenue	15%	(2)%	17%

	Three months ended September 30, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software	7%	—%	7%
Services	4%	(2)%	6%
Hardware	39%	(3)%	42%
ATM	55%	(5)%	60%
SCO/POS	21%	(1)%	22%
Total Revenue	15%	(2)%	17%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended September 30
	Three Months		Nine Months
	2019	2018	2019	2018
Revenue
Products	$712	$534	$1,915	$1,585
Services	1,071	1,016	3,114	3,019
Total Revenue	1,783	1,550	5,029	4,604
Cost of products	555	473	1,547	1,344
Cost of services	721	667	2,093	2,027
Total gross margin	507	410	1,389	1,233
% of Revenue	28.4%	26.5%	27.6%	26.8%
Selling, general and administrative expenses	271	226	775	732
Research and development expenses	64	59	185	190
Asset impairment charges	—	—	—	183
Income (loss) from operations	172	125	429	128
% of Revenue	9.6%	8.1%	8.5%	2.8%
Interest expense	(53)	(43)	(143)	(125)
Other expense, net	(11)	(10)	(28)	(24)
Total other expense, net	(64)	(53)	(171)	(149)
Income (loss) from continuing operations before income taxes	108	72	258	(21)
% of Revenue	6.1%	4.6%	5.1%	(0.5)%
Income tax expense (benefit)	4	(15)	28	(20)
Income (loss) from continuing operations	104	87	230	(1)
Loss from discontinued operations, net of tax	(15)	(1)	(15)	(38)
Net income (loss)	89	86	215	(39)
Net income (loss) attributable to noncontrolling interests	(1)	2	—	2
Net income (loss) attributable to NCR	$90	$84	$215	$(41)
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$105	$85	$230	$(3)
Dividends on convertible preferred stock	(79)	(12)	(104)	(36)
Income (loss) from continuing operations attributable to NCR common stockholders	26	73	126	(39)
Loss from discontinued operations, net of tax	(15)	(1)	(15)	(38)
Net income (loss) attributable to NCR common stockholders	$11	$72	$111	$(77)
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$0.21	$0.62	$1.05	$(0.33)
Diluted (1)	$0.21	$0.57	$1.03	$(0.33)
Net income (loss) per common share
Basic	$0.09	$0.61	$0.92	$(0.65)
Diluted (1)	$0.09	$0.56	$0.90	$(0.65)
Weighted average common shares outstanding
Basic	121.4	118.0	120.3	118.4
Diluted (1)	123.4	149.3	122.7	118.4

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended September 30
	Three Months				Nine Months
	2019	2018	% Change	% Change Constant Currency	2019	2018	% Change	% Change Constant Currency
Revenue by segment
Banking	$942	$795	18%	21%	$2,568	$2,241	15%	18%
Retail	539	483	12%	13%	1,608	1,541	4%	6%
Hospitality	216	193	12%	13%	611	595	3%	4%
Other	86	79	9%	10%	242	227	7%	9%
Total Revenue	$1,783	$1,550	15%	17%	$5,029	$4,604	9%	12%
Operating income by segment
Banking	$146	$102			$370	$280
Banking operating income margin %	15.5%	12.8%			14.4%	12.5%
Retail	36	29			102	105
Retail operating income margin %	6.7%	6.0%			6.3%	6.8%
Hospitality	10	15			39	53
Hospitality operating income margin %	4.6%	7.8%			6.4%	8.9%
Other	10	15			30	36
All Other operating income margin %	11.6%	19.0%			12.4%	15.9%
Subtotal-segment operating income	$202	$161			$541	$474
Total Revenue operating income margin %	11.3%	10.4%			10.8%	10.3%
Other adjustments (1)	30	36			112	346
Total income from operations	$172	$125			$429	$128

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended September 30
	Three Months		Nine Months
In millions	2019	2018	2019	2018
Transformation and restructuring costs	$7	$16	$47	$98
Asset impairment charges	—	—	—	183
Acquisition-related amortization of intangible assets	22	20	64	64
Acquisition-related costs	1	—	1	1
Total other adjustments	$30	$36	$112	$346

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	September 30, 2019	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$388	$335	$464
Accounts receivable, net	1,487	1,430	1,356
Inventories	865	868	806
Other current assets	416	402	397
Total current assets	3,156	3,035	3,023
Property, plant and equipment, net	382	372	359
Goodwill	2,754	2,707	2,692
Intangibles, net	549	553	595
Operating lease assets	397	414	—
Prepaid pension cost	153	151	140
Deferred income taxes	488	468	448
Other assets	572	522	504
Total assets	$8,451	$8,222	$7,761
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$208	$198	$185
Accounts payable	800	769	897
Payroll and benefits liabilities	260	235	238
Contract liabilities	513	546	461
Other current liabilities	565	555	501
Total current liabilities	2,346	2,303	2,282
Long-term debt	3,422	2,918	2,980
Pension and indemnity plan liabilities	763	767	759
Postretirement and postemployment benefits liabilities	121	120	118
Income tax accruals	95	94	91
Operating lease liabilities	378	389	—
Other liabilities	195	186	259
Total liabilities	7,320	6,777	6,489
Redeemable noncontrolling interests	11	14	14
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.4, 0.9 and 0.9 shares issued and outstanding as of September 30, 2019, June 30, 2019 and December 31, 2018, respectively; redemption amount and liquidation preference of $394, $895 and $871 as of September 30, 2019, June 30, 2019 and December 31, 2018, respectively	389	884	859
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of September 30, 2019, June 30, 2019 and December 31, 2018, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 127.4, 120.3 and 118.7 shares issued and outstanding as of September 30, 2019, June 30, 2019 and December 31, 2018, respectively	1	1	1
Paid-in capital	269	76	34
Retained earnings	717	706	606
Accumulated other comprehensive loss	(261)	(241)	(246)
Total NCR stockholders' equity	726	542	395
Noncontrolling interests in subsidiaries	5	5	4
Total stockholders' equity	731	547	399
Total liabilities and stockholders' equity	$8,451	$8,222	$7,761

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended September 30
	Three Months		Nine Months
	2019	2018	2019	2018
Operating activities
Net income	$89	$86	$215	$(39)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	15	1	15	38
Depreciation and amortization	89	78	249	249
Stock-based compensation expense	28	15	76	55
Deferred income taxes	(18)	(16)	(35)	(15)
Gain on sale of property, plant and equipment	—	(2)	(6)	(2)
Impairment of long-lived and other assets	—	—	—	193
Changes in assets and liabilities:
Receivables	(83)	(61)	(154)	(102)
Inventories	(14)	(94)	(78)	(182)
Current payables and accrued expenses	76	88	(68)	31
Contract liabilities	(39)	(36)	37	(36)
Employee benefit plans	(4)	(10)	(13)	(18)
Other assets and liabilities	16	19	(12)	(9)
Net cash provided by operating activities	155	68	226	163
Investing activities
Expenditures for property, plant and equipment	(18)	(34)	(53)	(104)
Proceeds from sales of property, plant and equipment	—	3	11	3
Additions to capitalized software	(64)	(44)	(167)	(130)
Business acquisitions, net	(74)	—	(86)	—
Net change in funds held for clients	(2)	—	(2)	—
Other investing activities, net	—	(1)	5	(4)
Net cash used in investing activities	(158)	(76)	(292)	(235)
Financing activities
Short term borrowings, net	—	5	4	7
Payments on term credit facilities	(720)	(17)	(759)	(51)
Payments on revolving credit facilities	(1,165)	(420)	(2,079)	(1,433)
Borrowings on revolving credit facilities	1,562	445	2,459	1,608
Payments of senior unsecured notes	(500)	—	(500)	—
Borrowings on term credit facility	350	—	350	—
Proceeds from issuance of senior unsecured notes	1,000	—	1,000	—
Debt issuance costs	(28)	—	(28)	—
Repurchase of Series A Preferred Stock	(302)	—	(302)	—
Repurchases of Common Stock	(96)	—	(96)	(210)
Proceeds from employee stock plans	2	5	12	16
Tax withholding payments on behalf of employees	(13)	(1)	(29)	(30)
Net change in client funds obligations	2	—	2	—
Other financing activities	(1)	—	(1)	—
Net cash used in financing activities	91	17	33	(93)
Cash flows from discontinued operations
Net cash used in discontinued operations	(16)	(12)	(27)	(23)
Effect of exchange rate changes on cash and cash equivalents	(8)	(4)	(7)	(12)
Decrease in cash, cash equivalents, and restricted cash	64	(7)	(67)	(200)
Cash, cash equivalents and restricted cash at beginning of period	345	350	476	543
Cash, cash equivalents, and restricted cash at end of period	$409	$343	$409	$343